Sub-Item 77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:	Goldman Sachs MLP and Energy Renaissance Fund
Name of Underwriter or Dealer Purchased From:	Citigroup Global Markets Inc.
Names of Underwriting Syndicate Members:	Goldman, Sachs & Co.; Barclays
Capital Inc.; Citigroup Global Markets Inc.; Credit Agricole Securities (USA) Inc.; Credit Suisse Securities (USA) LLC; J.P. Morgan Securities LLC; Morgan Stanley & Co. LLC; RBC Capital Markets, LLC; UBS Securities LLC; Wells Fargo Securities, LLC
Name of Issuer:	Shell Midstream Partners LP
Title of Security:	SHELL MIDSTREAM PARTNERS LP
Date of First Offering:	10/29/2014
Dollar Amount Purchased:	19,869,700
Number of Shares or Par Value of Bonds Purchased:	863,900
Price Per Unit:	23.00
Resolution Approved:  	Resolution approved at the January 22, 2015 Board
Meeting.



	Resolution adopted at the Meeting of the Board of Trustees on January 22, 2015:

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs Asset Management, L.P. to the Trustees, all purchases made during the fiscal quarter ended November 30, 2014 by the Goldman Sachs MLP and Energy Renaissance Fund (the Fund) of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman, Sachs & Co. or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment ompany Act of 1940, as amended (1940 Act).